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                                  EXHIBIT 21


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                                  EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY


DELAWARE CORPORATIONS:

     IOI Management Services of Connecticut, Inc.


LOUISIANA CORPORATIONS:

     IOI Management Services of Louisiana, Inc.


PENNSYLVANIA CORPORATIONS:

     IOI Management Services of Pennsylvania, Inc.


TEXAS CORPORATIONS:

     IOI Management Services of Houston, Inc.